                                                            Exhibit (d)(I)(1)(d)

May 15, 2005

Board of Directors
Eclipse Funds Inc.
51 Madison Avenue
New York, NY 10010

Re:    Expense Reimbursements

Dear Board of Directors:

(1) This letter will confirm our intent that, in the event the annualized ratio of total ordinary operating expenses (excluding taxes, interest, litigation, extraordinary expenses, and brokerage and other transaction expenses relating to the purchase or sale of portfolio investments) to average daily net assets of Class I shares for each of the MainStay All Cap Growth Fund, MainStay All Cap Value Fund, MainStay Asset Manager Fund, MainStay Cash Reserves Fund, MainStay Floating Rate Fund, MainStay Indexed Bond Fund, MainStay Intermediate Term Bond Fund, MainStay S&P 500 Index Fund, and MainStay Short Term Bond Fund (the "Funds"), calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds the percentage set forth below, we will waive fees or reimburse the expenses of each Fund (and each class thereof, in equal amounts) in the amount of such excess:

FUND                                                            EXPENSE LIMIT
----                                                            -------------
MainStay All Cap Growth Fund                                        0.93%
MainStay All Cap Value Fund                                         0.94%
MainStay Asset Manager Fund                                         0.94%
MainStay Cash Reserves Fund                                         0.50%
MainStay Floating Rate Fund                                         0.90%
MainStay Indexed Bond Fund                                          0.43%
MainStay Intermediate Term Bond Fund                                0.70%
MainStay S&P 500 Index Fund                                         0.30%
MainStay Short Term Bond Fund                                       0.60%


(2) In addition, we confirm our intent that, in the event the annualized ratio of total ordinary operating expenses (excluding taxes, interest, litigation, extraordinary expenses, and brokerage and other transaction expenses relating to the purchase or sale of portfolio investments) to average daily net assets of Class A shares for each of the MainStay Intermediate Term Bond Fund and MainStay Short Term Bond Fund, calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds the percentage set forth below, we will reimburse the transfer agent expenses of, the Class A, Class B and Class C share classes (the "Classes") of each such Fund in the amount of such excess:

FUND                                                            EXPENSE LIMIT
----                                                            -------------
MainStay Intermediate Term Bond Fund                                1.10%

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Board of Directors
May 15, 2005
Page 2


MainStay Short Term Bond Fund                                       0.90%


(3) Our undertaking to waive fees and reimburse expenses as stated above may not be terminated without prior approval of the Board of Directors.

(4) The foregoing expense limitations supersede any prior agreement regarding expense limitations. Each expense limitation is an annual, not monthly, expense limitation, and is based on the fiscal years of the Funds. Consequently, if the amount of expenses accrued during a month is less than an expense limitation, the following shall apply: (i) we shall be reimbursed by the respective Fund(s) or Class(es) in an amount equal to such difference, but not in an amount in excess of any deductions and/or payments previously made during the year; and
(ii) to the extent reimbursements are not made pursuant to (i), the Fund(s) and/or Classes shall establish a credit to be used in reducing deductions and/or payments which would otherwise be made in subsequent months of the year. We shall be entitled to reimbursement from a Fund or Class of any fees waived pursuant to this arrangement if such reimbursement does not cause the Fund or Class to exceed existing expense limitations, and the reimbursement is made within three years.

(5) We authorize the Funds and their administrator to reduce our monthly management fees to the extent necessary to effectuate the limitations stated in Paragraph 1, above. In the event accrued expenses exceed the limitations stated in Paragraph 1, above after the reduction in our management fees, we authorize the Funds and their administrator to invoice us quarterly for the difference. We will pay to the Funds any such amounts promptly after receipt of an invoice.

(6) In the event accrued expenses exceed the limitations stated in Paragraph 2, above, we authorize the Funds and their administrator to invoice us quarterly for the difference. We will pay to the Classes any such amounts promptly after receipt of an invoice.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:   /s/ Gary E. Wendlandt
      ----------------------------------
      Authorized Officer


                                        ACKNOWLEDGED:

                                        ECLIPSE FUNDS INC.



                                        By:  /s/ Marguerite E. Morrison
                                             -----------------------------------
                                        Authorized Officer